Exhibit 10.1
RETIREMENT AGREEMENT AND RELEASE
THIS RETIREMENT AGREEMENT AND RELEASE (“Agreement”) is entered into this 17th day of July 2019 (the “Effective Date”) by and between Actuant Corporation, a Wisconsin corporation (the “Corporation”), and André L. Williams, an individual residing in Wisconsin (“Employee”; and together with the Corporation, the “Parties”).
RECITALS
WHEREAS, Employee is the Executive Vice President, Global Human Resources of the Corporation; and
WHEREAS, Corporation and Employee desire to enter into this Agreement in connection with Employee’s retirement from employment.
NOW, THEREFORE, in consideration of the promises contained herein and for good and valuable consideration, the sufficiency of which is acknowledged, the Parties agree as follows:
AGREEMENT
1.Recitals. The foregoing recitations are true, correct, and incorporated herein.

2.Retirement as Officer; Transition of Responsibilities. Employee shall retire as an officer of the Corporation and its subsidiaries effective on September 1, 2019 and, accordingly, Employee hereby resigns as an officer of the Corporation, and from all positions as an officer, director or manager of the Corporation’s subsidiaries, effective as of 12:01 a.m. (Central time) on September 1, 2019, unless the Corporation determines otherwise. Employee shall cooperate with the Corporation’s reasonable requests to effectuate Employee’s resignation from such offices including executing resignation letters, should additional information and/or execution of documents be necessary or desirable. Employee shall continue to be an employee of the Corporation, at the same base salary rate and benefits (provided that Employee shall not receive any incentive, equity or other award to be made after the effective date and benefits are subject to any uniform change in benefits adopted by the Corporation after the Effective Date) as currently paid, until his retirement from employment and during such period shall provide such services to facilitate the transition of Employee’s responsibilities as Executive Vice President, Global Human Resources as reasonably requested by the Corporation’s Chief Executive Officer or such other officer of the Corporation as designated by the Chief Executive Officer.

3.Separation of Employment. Employee shall retire as an employee of the Corporation and its subsidiaries effective on December 31, 2019 and, accordingly, Employee hereby resigns as an employee of the Corporation and its subsidiaries effective at 11:59 p.m. (Central time) (the “Separation Date”). Employee will receive the final paycheck for unpaid wages earned by Employee through the Separation Date on the first payroll date of the Corporation in January 2020. This final paycheck will include payment for any accrued but unused vacation.

4.Separation Payment. Subject to Employee’s compliance his obligations hereunder, including under Section 12(b) hereof, through the Separation Date, the Corporation will pay Employee a separation payment (the “Separation Payment”) equal to Six Hundred Twenty Seven Fifty and 00/100 Dollars ($627,050) in a lump sum subject to all applicable payroll taxes and withholdings, on the first payroll date of the Corporation in January 2020. This Separation Payment is made in lieu of any other agreement or policy that may convey any right to Employee to severance pay, including any Corporation severance policy or plan. Employee shall have no right to any severance other than outlined in this Agreement.

5.Bonus Pay. The Corporation will pay Employee an annual cash bonus (if any) for the fiscal year ending August 31, 2019 in accordance with the short-term incentive award for such period previously communicated by the Corporation to the Employee, which amount shall be based on the consolidated results of the Corporation for such fiscal year with no adjustments other than adjustments applied uniformly by the Corporation in paying an annual cash bonus for such fiscal year to its other executive officers. Such payment, subject to all applicable payroll taxes and withholdings, shall be payable at the same time that annual bonuses for the fiscal year ending August 31, 2019 are paid to the Corporation’s executive officers. Employee will not be eligible for any annual cash bonus payment for all or any part of the fiscal year ending August 31, 2020 and beyond.

6.Equity Awards.

(a)Subject to Employee’s compliance his obligations hereunder, including under Section 12(b) hereof, through the Separation Date, the treatment of the Employee’s outstanding equity awards shall be as follows, and all such equity awards shall be deemed to be modified to provide as follows, subject to Employee not having revoked Employee’s acceptance of this Agreement:
(i)Restricted Stock Units. All outstanding Restricted Stock Units (“RSU’s”) held by Employee on the Separation Date, shall become fully vested and nonforfeitable as of the Separation Date.

(ii)Performance Stock Units. All Performance Stock Units (“PSU’s”) held by Employee shall become fully vested and nonforfeitable as of the Separation Date. Following completion of the performance period applicable to each PSU award, Employee shall be issued the full number of shares of common stock that shall be payable under such PSU award based on achievement of the performance objectives as if Employee’s employment had not been terminated with no adjustments other than adjustments uniformly applied by the Corporation in paying out shares with respect to PSUs, with the same performance period, to its other executive officers.

(b)Confirmation of Outstanding Awards. Each of the Corporation and Employee acknowledge and confirm to each other that the following table lists all unvested equity awards made by Corporation to Employee outstanding on the date of this Agreement and that Employee shall not be entitled to receive any additional equity awards after the date of this Agreement:

Equity Award	Award Date	Number of Shares (for PSUs, at target level)
RSU	January 16, 2017	4,639
PSU	October 17, 2017	4,557
RSU	January 22, 2018	3,187
PSU	October 30, 2018	4,983
RSU	January 22, 2019	5,654

(c)Delivery of Shares and Tax Withholding. Delivery of shares with respect to each such equity award shall be in accordance with the terms of the respective award agreement and subject to withholding for taxes in the manner specified in such award agreement.

7.Supplemental Executive Retirement Plan; Deferred Compensation Plan. Employee’s eligibility to participate in the Supplemental Executive Retirement Plan (“SERP”) will end on the Separation Date and no contributions will be made thereunder with respect to any period after the Separation Date, it being agreed that the Corporation will make a company contribution on behalf of Employee for the plan year ending August 31, 2019. Employee’s eligibility to participate in the Deferred Compensation Plan (“DCP”) will end on the Separation Date and no contributions will be made thereunder with respect to any period after the Separation Date. Payments under the SERP will be made in accordance with the terms thereof. Payments under the DCP, including disposition of RSU deferrals, will be made pursuant to the terms of the DCP and the deferral elections thereunder.

8.Group Health Insurance Benefits and COBRA Coverage. The Corporation will continue to provide medical, dental, and vision coverage through the Separation Date pursuant to the terms of its group benefits plans. COBRA continuation for coverage under the Corporation’s Medical/Dental/Vision Plans will become available for election by Employee on the first day of the calendar month next following the Separation Date. Employee will be offered COBRA continuation for the medical, dental and vision coverage and shall be solely responsible for the payment of premiums with respect to COBRA coverage.

9.Other Separation Benefits. Except as provided herein, Employee’s eligibility for coverage under the retirement and benefit plans of the Corporation, as may be applicable, will end on the Separation Date. More specifically, Employee is not eligible to participate in any Corporation bonus or long-term incentive plan except as otherwise outlined in this Agreement. To the extent provided for under the terms of certain benefit plans, Employee’s benefits may continue until the end of the month during which Employee’s employment terminates, or longer, depending on Employee’s eligibility to continue such benefits at Employee’s own expense pursuant to applicable federal and state law. Notwithstanding the foregoing, nothing in this Agreement shall reduce or eliminate vested rights or benefits under any retirement plan (qualified or nonqualified), medical plan or any other employee welfare benefit plan. Except as expressly stated herein, from and after the Separation Date, Employee will not have the right to participate in or receive any benefit under any employee benefit plan of the Corporation, any fringe benefit plan of the Corporation, or any other plan, policy or arrangement of the Corporation, providing benefits or perquisites to employees of the Corporation generally or individually; provided, however, that the Company will, during the twelve (12) month period following the Separation Date reimburse Executive for the cost of one (1) annual executive physical.

10.Stock Transactions. Employee agrees that as a former executive of the Corporation, he will abide by all insider trading restrictions and guidelines for six (6) months following the Separation Date, including 401(k) transactions and purchases or sales of stock of the Corporation. During this period, all transactions by Employee in the stock of the Corporation must be approved by the Corporation’s Executive Vice President-General Counsel.

11.Compliance with Section 409A. The Separation Payment is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation §1.409A-1(b)(4), and for such purposes, each installment of the Separation Payment or any other installment payment to Employee under this

Agreement shall be considered a separate payment. The treatment of equity awards under subsection (a) of Section 6 of this Agreement is intended to be exempt from Section 409A. Notwithstanding any other provisions of this Agreement to the contrary and to the extent applicable, it is intended that this Agreement be exempt from or otherwise comply with the requirements of Section 409A, and this Agreement shall be interpreted, construed and administered in accordance with this intent, so as to avoid the imposition of fines, penalties, taxes or other monetary consequences on Employee pursuant to Section 409A. However, the Corporation shall not have any liability to Employee, Employee’s beneficiaries or otherwise if this Agreement or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A. The parties agree that if any payment, distribution or other benefit under this Agreement fails to satisfy the requirements of Section 409A and an amendment would be effective for purposes of Section 409A in order to avoid any fines, penalties, taxes or other monetary consequences, they will agree to an amendment to comply with Section 409A so long as it does not increase the liability of the Corporation under this Agreement. Such amendment shall be retroactive to the extent permitted by Section 409A. For purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations promulgated under Section 409A. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Employee’s termination during a period in which he is a Specified Employee (as defined below), then the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Employee’s termination of employment will be accumulated and Employee’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Employee’s death or the first day of the seventh month following Employee’s termination of employment, whereupon the accumulated amount will be paid or distributed to Employee and the normal payment or distribution schedule for any remaining payments or distributions will resume. For purposes of this Agreement, the term “Specified Employee” has the meaning of “specified employee,” as such term in Section 409A of the Code and the final regulations thereunder.

12.General Release by Employee.

(a)Employee, for himself, his successors, administrators, heirs, and assigns, hereby releases the Corporation, all of its related and affiliated entities, and all of their respective current and former officers, directors, shareholders, managers, employees, attorneys, agents, successors, heirs, assigns, and insurers (“Released Parties”) from any and all claims for sums of money, accounts, claims for attorneys’ fees, costs or expenses, causes of action, demands, damages, obligations, promises, agreements, controversies, suits, rights, losses, debts, or liabilities of any kind or character whatsoever (“Claims”), whether known or unknown, which Employee has, had, or might have been able to assert or make based on any action, omission, or conduct of any kind on the part of the Released Parties from the beginning of time up to Employee’s execution of this Agreement.

Without limiting the generality of the foregoing, such release specifically applies to:
(i)Any and all Claims for wrongful discharge, misrepresentation, defamation, fraudulent concealment, negligent supervision, negligent or intentional infliction of emotional distress, tortious interference with contractual relations, restitution, payment of monies such as wages, vacation pay, and other paid time, payment of attorneys’ fees or costs, breach of express or implied contract, promissory estoppel, breach of fiduciary duty, violation of corporate bylaws or corporate governance documents, violation of statute, breach of the implied duty of good faith, or under any other theory of recovery; and

(ii)Any and all Claims under or pursuant to the Americans with Disabilities Act, the Age Discrimination in Employment Act (which protects persons 40 and over against age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act, the Equal Pay Act, the Reconstruction Era Civil Rights Acts, United States Executive Orders 11246 and 11375, 42 U.S.C. § 1981, as amended, and § 1985, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, federal, state, or local wage payment laws, federal, state, or local whistleblower laws, federal, state, or local family and/or medical leave laws, or any other federal, state, or local law, statute, ordinance, rule, regulation, or executive order relating to employment and/or discrimination in employment, and/or any Claims to attorneys’ fees or costs thereunder.

Further, Employee confirms that, as of the date of this Agreement, Employee has not suffered any on-the-job or work-related accident, injury, occupational disease, or disability, whether temporary, permanent, partial, or total.
In addition to the above release, Employee promises not to sue any Released Party in court. This is different from the general release above. Besides releasing claims covered by that general release, Employee agrees never to sue Released Parties for any reason covered by that release. Despite this promise not to sue however, Employee may file suit to enforce this Agreement or to challenge its validity under the ADEA or the Older Workers’ Benefit Protection Act (“OWBPA”), which he may do without penalty under this Agreement. If Employee sues any Released Party in violation of this Agreement, Employee will be required to pay Released Parties’ reasonable attorneys’ fees and other litigation costs incurred in defending such claims.
This Section 12(a) is essential and material to this Agreement and without such general releases, no agreement would have been reached by the Parties.
Notwithstanding the foregoing or anything else in this Agreement, this Agreement shall not preclude Employee from filing a complaint or charge with any governmental agency, or from participating in an investigation by a governmental agency, or from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, to the extent Employee’s right to do so is not subject to waiver. This Agreement also does not waive or release (i) any claims that Employee might have that arise after Employee’s execution of this Agreement; (ii) Employee’ right to enforce the terms of this Agreement; (iii) any rights which cannot be waived as a matter of law; (iv) any rights or claims for indemnification or advancement of expenses Employee may have under applicable laws, under the applicable constituent documents (including bylaws and articles of incorporation) of the Corporation, under any applicable insurance policy the Corporation may maintain, or any other agreement Employee may have with the Corporation relating to his service as a Director and/or Officer (as such terms are defined in the Corporation’s bylaws as in effect on the Effective Date); (v) Employee’s right to receive an award for information provided to the Securities Exchange Commission.
(b)No later than seven days prior to the Separation Date, Employee shall execute and deliver a General Release in the form of Exhibit A hereto dated as of the Separation Date (the “Bring-down Release”).

13.Claims Released Include Age Discrimination Claims. Without limiting the scope of Employee’s release set forth in this Agreement in any way, Employee also certifies that such release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Employee has or may claim to have under the Federal Age Discrimination in Employment Act (“ADEA”), as amended by the OWBPA, which is set forth at 29 U.S.C. §§ 621, et seq. Employee’s release set forth in this Agreement does not govern any rights or claims that may arise under the ADEA after the date this Agreement is signed by Employee.

14.No Pending Claim/Release Condition. As of the date of this Agreement, Employee has no work-related current charge, complaint, grievance or other proceeding pending against the Released Parties before any local, state or federal agency or court.

15.Opportunity to Consider this Agreement; Consultation with Attorney. Employee is hereby being offered twenty-one (21) calendar days following the date he received this Agreement to consider this Agreement. Employee is hereby advised in writing to consult with an attorney before signing this Agreement and has done so or has had the opportunity to do so. Employee is hereby being offered twenty-one (21) calendar days following the date he received the Bring-down Release to consider the Bring-down Release. Employee is hereby advised in writing to consult with an attorney before signing the Bring-down Release and acknowledges his opportunity to do so.

16.Time to Revoke.

(a)After Employee signs this Agreement, Employee has seven (7) days to revoke it by providing written notice to Fabrizio R. Rasetti, Executive Vice President-General Counsel and Secretary, Actuant Corporation, N86 W12500 Westbrook Crossing, Menomonee Falls, WI 53051. This Agreement, and Employee’s entitlement to the consideration identified in this Agreement, are not effective or enforceable until the revocation period expires. If Employee revokes this Agreement, Employee will not receive the consideration identified herein.

(b)After Employee signs the Bring-down Release, Employee has seven (7) days to revoke it by providing written notice to Fabrizio R. Rasetti, Executive Vice President-General Counsel and Secretary, Actuant Corporation, N86 W12500 Westbrook Crossing, Menomonee Falls, WI 53051. The Bring-down Release, and Employee’s entitlement to the consideration identified in this Agreement to be payable on or after the Separation Date, are not effective or enforceable until such revocation period expires. If Employee revokes the Bring-down Release, Employee will not receive the consideration identified herein that is payable on or after the Separation Date.

17.Additional Transition Assistance. During the one-year period following the Separation Date Period, Employee will provide reasonable cooperation and assistance with transitional issues to the Corporation, at reasonable times and places and in reasonable amounts. These transitional assistance services shall be provided without additional payment to Employee beyond the payments and other benefits outlined in this Agreement, except for reimbursement of pre-approved (in writing) reasonable expenses, if any, in accordance with the Corporation’s expense reimbursement policies and practices.

18.Restrictive Covenants. As a member of the Corporation’s executive leadership, during Employee’s employment with the Corporation, Employee had access to and in-depth knowledge of Confidential Information regarding the Corporation and its affiliates, including about customers, strategy, product development, finances and business plans.

(a)Definitions: For the purposes of this Agreement, the following definitions shall apply:
(i)“Competing Company” means any person, firm or business that is engaged in any of the manufacture and sale of hydraulic tools and solutions (including pumps, cylinders, valves, torque wrenches, gantries, and lift systems); joint integrity and leak sealing products and services for oil & gas and power generation markets; motion control and hydraulic actuation systems and components; and engine control, emission control and fuel efficiency products for mobile equipment; each of a type offered for sale by the Corporation or any of its subsidiaries during the twelve (12) months preceding the Separation Date, which includes, but is not limited to, SPX FLOW, Inc.; Snap-On Incorporated; HyTorc, a division of UNEX Corporation; Team Industries; Atlas-Copco; IDEX Corporation; Holmatro Group; Ingersoll-Rand; and Hi-Force Ltd. Notwithstanding the foregoing, Employee shall not be in default of his obligations under this Section 18 if one of the enumerated companies is acquired by a public company subsequent to the time when Employee commences employment by such public company or serving on the Board of Directors of such public company.

(ii)“Confidential Information” means information (to the extent it is not a Trade Secret), whether oral, written, recorded, magnetically or electronically or otherwise stored, and whether originated by the Employee or otherwise coming into the possession or knowledge of the Employee, which is possessed by or developed for the Corporation which relates to the Corporation’s existing or potential business, which information is not reasonably ascertainable by the Corporation’s competitors or by the general public through lawful means, and which information the Corporation treats as confidential, including information regarding the Corporation’s business affairs, personnel, compensation, plans, strategies, products, designs, finances, computer programs, research, customers, purchasing, marketing, and other information.

(iii)“Key Employee” means any person who at the Separation Date is employed or engaged by Corporation in a Corporate HR, Segment HR, finance, tax, IT or legal function, and with whom Employee has had material contact concerning the Corporation’s business in the course of employment during the twelve (12) months immediately preceding the Effective Date.

(iv)“Key Services” means services of the type performed by a Management Employee, Key Employee or Supervised Employee for the Corporation during the twelve (12) months preceding the Separation Date, but shall not include clerical, menial, or manual labor.

(v)“Management Employee” means any person who at the Separation Date is employed or engaged by Corporation, and with whom Employee has had material contact concerning the Corporation’s business in the course of employment during the twelve (12) months immediately preceding the Separation Date, and such person is a manager, officer, director, or executive of Corporation.

(vi)“Supervised Employee” means any person who at the Separation Date is employed or engaged by Corporation, and with whom Employee has had material contact concerning the Corporation’s business in the course of employment during the twelve (12) months immediately preceding the Separation Date, and such person was directly managed by or reported to Employee during any portion of the last 12 months prior to the Separation Date.

(vii)“Third Party Confidential Information” means information received by the Corporation from others that Corporation has an obligation to treat as confidential.

(viii)“Trade Secret” means a Trade Secret as that term is defined under Wisconsin law.

(ix)“Restricted Territory” means states, provinces or territories within the United States or other countries in which the Corporation:

(1)provided products or services; or

(2)sold or solicited the sale of products or services.

Notwithstanding the above, the term “Restricted Territory” is limited to states, provinces or territories within the United States or other countries in which the Corporation sold or provided in excess of $100,000 worth of products or services in the twelve-month period immediately preceding the Separation Date.
(b)Limited Territorial Restriction - Executive and Management Activities. Prior to the Separation Date and for twelve (12) months following the Separation Date, and within the Restricted Territory, Employee shall not perform services of the type Employee performed for the Corporation during the twelve-month period immediately preceding the Separation Date for a Competing Company (refer to paragraph 18(a)(i) for the list of competing companies), unless in an area or segment of a Competing Company that does not compete in any way with the Corporation’s business.

(c)Non-solicitation of Employees.

(i)Non-solicitation of Management Employees. Prior to the Separation Date and for twelve (12) months following the Separation Date, Employee shall not,

without the prior written consent of Corporation, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Management Employee to terminate his or her employment with Corporation to provide Key Services in competition with the Corporation unless such Management Employee has already been terminated by the Corporation.

(ii)Non-solicitation of Key Employees. Prior to the Separation Date and for twelve (12) months following the Separation Date, Employee shall not, without the prior written consent of Corporation, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Key Employee to terminate his or her employment with Corporation unless such Key Employee has already been terminated by the Corporation.

(iii)Non-solicitation of Supervised Employees. Prior to the Separation Date and for twelve (12) months following the Separation Date, Employee shall not, without the prior written consent of Corporation, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Supervised Employee to terminate his or her employment with Corporation to provide Key Services in competition with Corporation, unless such Supervised Employee has already been terminated by the Corporation.

(d)Obligation Not to Disclose Trade Secrets. Prior to and after the Separation Date, Employee shall not use or disclose the Corporation’s Trade Secrets so long as they remain Trade Secrets. Nothing in this Agreement shall limit Employee’s statutory and other duties not to use or disclose the Corporation’s Trade Secrets, or the Corporation’s remedies in the event Employee uses or discloses the Corporation’s Trade Secrets. Pursuant to 18 U.S.C. § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

(e)Obligations Not to Disclose or Use Confidential Information. Prior to the Separation Date and during the two (2) year period commencing at the Separation Date, Employee will not use or disclose any Confidential Information, whether such Confidential Information is in Employee’s memory or it is set forth electronically, in writing or other form. This prohibition does not prohibit (i) Employee’s disclosure of information during the term of his employment with the Corporation in connection with his duties and in furtherance of the Corporation’s objectives, (ii) Employee’s disclosure of information after it ceases to meet the definition of “Confidential Information,” or (iii) Employee’s use of general skills and know-how acquired during and prior to employment by the Corporation, as long as such use does not involve the use or disclosure of Confidential Information; nor does this prohibition restrict Employee from providing prospective employers with an employment history or description of Employee’s duties with the Corporation, so long as Employee does not use or disclose Confidential Information. Notwithstanding the foregoing, if Employee learns information in the course of employment with the Corporation that is subject to a law governing confidentiality or non-disclosure, Employee shall keep such information confidential at least for so long as required by law. Nothing in this release shall be construed to prevent Employee from communicating with any United States government agency regarding matters within the agency’s jurisdiction.

(f)Employee acknowledges and agrees that the restrictions contained in this Section 18 with respect to time, geographical area, and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Corporation and that Employee has had the opportunity to review the provisions of this Agreement with his legal counsel. In particular, the Employee agrees and acknowledges that the Corporation is currently engaging in business and actively marketing their services and products throughout the Restricted Territory, the Corporation expends significant time and effort developing and protecting the confidentiality of its Confidential Information and trade secrets, which have significant value, and that the Corporation would suffer irreparable harm if Employee breached this Section 18. However, if, at the time of enforcement of this Section 18, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Corporation, the Parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the Parties that the restrictions contained herein be given effect to the broadest extent possible. The existence of any claim or cause of action by Employee against the Corporation, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Corporation of the provisions of this Section 18, which will be enforceable notwithstanding the existence of any breach by the Corporation. Notwithstanding the foregoing, Employee will not be prohibited from pursuing such claims or causes of action against the Corporation. Employee consents to the Corporation notifying any prospective employer of Employee of Employee’s obligations under this Section 18 of this Agreement.

19.Return of Property. No later than 5:00 p.m. on the Separation Date, Employee shall provide to Fabrizio R. Rasetti, Executive Vice President-General Counsel and Secretary of the Corporation, any and all originals and copies in Employee’s possession, custody, or control of any and all Corporation property, including but not limited to keys, key cards, files and records, documents, electronically stored information or writings, Confidential Information or Trade Secrets, software, computer hardware, printers, wireless handled devices, phones, identification cards, credit cards, and any material of any kind that contain confidential information of the Corporation or its customers or clients (“Company Property”). Employee shall not make, retain, or transfer to any third party any copies of Company Property. Should Employee inadvertently retain and later realize that Employee has retained any such Corporation Property, Employee shall notify and return such Corporation Property to the Corporation within two (2) calendar days of Employee’s discovery. Notwithstanding the foregoing, Employee may retain his Corporation-issued computer, iPad, cell phone and cell phone number provided Employee first delivers his computer, iPad and cell phone to the Corporation for the removal of all Corporation data. No later than five (5) business days after the Separation Date, Employee will complete, execute and deliver to the cell phone service provider such documents as may be required to effect the transfer of the cell phone service, cell phone and cell phone number to Employee.

20.No Admission. This Agreement is entered into for the sole purpose of concluding all matters between Employee and the Corporation based upon defined rights and obligations. Neither this Agreement nor its contents is an admission of any liability by the Corporation, or any of the Released Parties. Any such liability is expressly and vigorously denied.

21.No Other Compensation. Employee is not owed nor shall Employee accrue or be entitled to receive any other wages, salary, benefits, bonuses, incentives, fees, stock options. commissions or any other form of benefits, compensation or remuneration of any kind from the Corporation and/or the Released Parties, except as set forth in this Agreement. Employee shall continue to be eligible for the Change in Control benefits under the Change in Control Agreement for André L. Williams dated September 13, 2017 (the “CIC Agreement”) should the Corporation experience a Change in Control on or prior to the Separation Date, provided any and all requirements under that CIC Agreement are met, except all payments and other benefits paid by the Corporation pursuant to this Agreement shall be offset against any payments and benefits that may become due under the CIC Agreement. Any other change in control agreements to which Employee may be a party with the Corporation are hereby terminated.

22.Confidentiality. Unless required or protected by law, or pursuant to a lawfully issued subpoena, Employee may not and will not disclose to nor discuss with any person other than Employee’s spouse, accountant, or attorney(s), any information regarding the negotiation of this Agreement. Employee shall advise Employee’s spouse, accountant, or attorney(s) of Employee’s obligations under this Section at the time any disclosure is made. Disclosure of the negotiation by Employee’s spouse, accountant or attorney(s) shall be deemed to be disclosure by Employee for purposes of this Section.

23.Non-Disparagement. Employee shall not publish or utter, whether in writing or orally, any disparaging statements about the character, competence, integrity, or business practices of the Corporation, its officers, directors, managers, supervisors, employees, or agents. Nothing in this Agreement, however, shall prevent Employee from providing truthful testimony as required by law or from engaging in any activities protected by law. Nothing in this release shall be construed to prevent Employee from communicating with any state or federal agency regarding matters that are within the agency’s jurisdiction. The Corporation agrees that no officer or director of the Corporation will publish or utter, whether in writing or orally, any disparaging statements about the character, competence, integrity or business practices of Employee, unless compelled to do so as part of the judicial or regulatory process as part of any litigation or proceeding between the Parties related to this Agreement.

24.Litigation Cooperation. Upon reasonable notice by the Corporation and subject to Employee’s reasonable availability, Employee will cooperate fully with Corporation with respect to any litigation, investigation or inquiry related to Employee’s employment, business or responsibilities with respect to the Corporation and will provide all assistance requested by the Corporation in connection therewith, including but not limited to participation in meetings, depositions, conference calls, trial testimony, and consultation with outside counsel. Employee may not and will not discuss with anyone outside the Corporation any litigation or the subject matter thereof or related thereto without prior consultation with and approval of the Corporation. Nothing in this Agreement, however, shall prevent Employee from providing truthful testimony as required by law or from engaging in any activities protected by law.

25.Post-Employment References. Employee will direct prospective employers seeking information concerning Employee’s employment with the Corporation to send their inquiries, in writing, to the attention of General Counsel, Actuant Corporation, N86 WI2500 Westbrook Crossing, Menomonee Falls, WI 53051. The Corporation will respond only to written inquiries and, in accordance with its policy, will limit its response to Employee’s dates of employment and last position held.

26.Forum Selection. Any dispute between the Parties arising out of or related to this Agreement or the Bring-down Release shall be heard only by the Circuit Court of Waukesha County, Wisconsin, or by the United States District Court for the Eastern District of Wisconsin; and the Parties

hereby consent to the Circuit Court of Waukesha County, Wisconsin, or the United States District Court for the Eastern District of Wisconsin, as the exclusive venues for resolving any such disputes.

27.Applicable Law. Except to the extent governed by federal law, this Agreement and the Bring-down Release shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without regard to its conflict of laws provisions.

28.Severability. The provisions of this Agreement are severable. If any provision is adjudged void, unenforceable, or contrary to law, it is the intention of the parties that such provision shall not thereby be terminated, but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only in the jurisdiction of the court which has made such adjudication. The balance of the Agreement nonetheless will remain in full force and effect.

29.Complete Agreement. This Agreement and any agreement between the Corporation and Employee restricting Employee’s post-employment activities, each Stock Award Agreement Barring Unfair Activities acknowledged and agreed to be Employee in connection with his acceptance of awards made by the Company to Employee under the Actuant Corporation 2009 Omnibus Incentive Plan on January 16, 2017 and under the Actuant Corporation 2017 Omnibus Incentive Plan, as amended, on October 17, 2017, January 22, 2018 and October 30, 2018, constitute the entire agreement between the parties. Any and all prior or contemporaneous agreements or understandings that are not embodied in this Agreement or agreement governing post-employment activities are of no force or effect. Moreover, the terms of this Agreement may not be modified, except by written agreement signed by both Parties.

30.Counterparts. This Agreement and the Bring-down Release may be executed in multiple counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument. The Parties further agree that facsimile or .pdf signatures shall be treated as originals.

31.Acknowledgments. The Parties to this Agreement, and each of them, represent that no promise, inducement, or agreement not herein expressed has been made regarding the Agreement; that in executing this Agreement, they have had the opportunity to consult with receive advice from an attorney; that they have executed this Agreement freely and voluntarily, with full knowledge of all material facts after independent investigation and without fraud, duress, or undue influence of any kind or nature whatsoever, and that they have read the Agreement and fully understand each and every provision contained therein.

32.Binding Agreement. This Agreement and each provision hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, successors, and assigns.

33.Section Headings. The section headings in the Agreement are solely for convenience of reference and shall not in any way affect the interpretation of this Agreement.

34.Additional Acknowledgements by Employee. Employee further acknowledges that:

(a)Employee is receiving the Separation Payment and other benefits in exchange for Employee’s execution of this Agreement, which Employee would not otherwise be entitled to receive.

(b)Employee is hereby advised to consult with an attorney prior to signing this Agreement.

(c)Employee has twenty-one (21) days in which to consider whether to sign this Agreement.

(d)After Employee signs this Agreement, Employee shall have seven (7) days in which to revoke acceptance of this Agreement by delivering written notice to Fabrizio R. Rasetti, Executive Vice President-General Counsel and Secretary, Actuant Corporation, N86 W12500 Westbrook Crossing, Menomonee Falls, WI 53051.

(e)This Agreement is not enforceable and effective, and no payments will be made hereunder, until the seven (7) day revocation period has expired without revocation by Employee.
[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as an acceptance of its terms.

/s/ André Williams	Date:	July 17, 2019
André Williams

ACTUANT CORPORATION

/s/ Fabrizio Rasetti	Date:	July 17, 2019
By: Fabrizio Rasetti
EVP, General Counsel & Secretary

Exhibit A
GENERAL RELEASE
THIS GENERAL RELEASE (this “Release”) is executed this 31st day of December 2019 by André L. Williams, an individual residing in Wisconsin (“Employee”), and is delivered to Actuant Corporation, a Wisconsin corporation (the “Corporation”), in satisfaction of Employee’s obligation under Section 12(b) of the Retirement Agreement and Release dated as of July 16, 2019 between Employee and the Corporation (the “Agreement”). Capitalized terms not otherwise defined herein have the meanings given to them in the Agreement.
Employee, for himself, his successors, administrators, heirs, and assigns, hereby releases the Corporation, all of its related and affiliated entities, and all of their respective current and former officers, directors, shareholders, managers, employees, attorneys, agents, successors, heirs, assigns, and insurers (“Released Parties”) from any and all claims for sums of money, accounts, claims for attorneys’ fees, costs or expenses, causes of action, demands, damages, obligations, promises, agreements, controversies, suits, rights, losses, debts, or liabilities of any kind or character whatsoever (“Claims”), whether known or unknown, which Employee has, had, or might have been able to assert or make based on any action, omission, or conduct of any kind on the part of the Released Parties from the beginning of time up to Employee’s execution of this Release.
Without limiting the generality of the foregoing, this Release specifically applies to:
(a)Any and all Claims for wrongful discharge, misrepresentation, defamation, fraudulent concealment, negligent supervision, negligent or intentional infliction of emotional distress, tortious interference with contractual relations, restitution, payment of monies such as wages, vacation pay, and other paid time, payment of attorneys’ fees or costs, breach of express or implied contract, promissory estoppel, breach of fiduciary duty, violation of corporate bylaws or corporate governance documents, violation of statute, breach of the implied duty of good faith, or under any other theory of recovery; and

(b)Any and all Claims under or pursuant to the Americans with Disabilities Act, the Age Discrimination in Employment Act (which protects persons 40 and over against age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act, the Equal Pay Act, the Reconstruction Era Civil Rights Acts, United States Executive Orders 11246 and 11375, 42 U.S.C. § 1981, as amended, and § 1985, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, federal, state, or local wage payment laws, federal, state, or local whistleblower laws, federal, state, or local family and/or medical leave laws, or any other federal, state, or local law, statute, ordinance, rule, regulation, or executive order relating to employment and/or discrimination in employment, and/or any Claims to attorneys’ fees or costs thereunder.

Further, Employee confirms that, as of the date of this Release, Employee has not suffered any on-the-job or work-related accident, injury, occupational disease, or disability, whether temporary, permanent, partial, or total.
In addition to the above release, Employee promises not to sue any Released Party in court. This is different from the general release set forth above. Besides releasing claims covered by that general release, Employee agrees never to sue Released Parties for any reason covered by that release. Despite this promise not to sue however, Employee may file suit to enforce the Agreement or to challenge its validity under the ADEA or the Older Workers’ Benefit Protection Act (“OWBPA”), which he may do without penalty under the Agreement. If Employee sues any Released Party in violation of this Release, Employee will be required to pay Released Parties’ reasonable attorneys’ fees and other litigation costs incurred in defending such claims.
Notwithstanding the foregoing or anything else in this Release, this Release shall not preclude Employee from filing a complaint or charge with any governmental agency, or from participating in an investigation by a governmental agency, or from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, to the extent Employee’s right to do so is not subject to waiver. This Release also does not waive or release (i) any claims that Employee might have that arise after Employee’s execution of this Release; (ii) Employee’ right to enforce the terms of the Agreement; (iii) any rights which cannot be waived as a matter of law; (iv) any rights or claims for indemnification or advancement of expenses Employee may have under applicable laws, under the applicable constituent documents (including bylaws and articles of incorporation) of the Corporation, under any applicable insurance policy the Corporation may maintain, or any other agreement Employee may have with the Corporation relating to his service as a Director and/or Officer (as such terms are defined in the Corporation’s bylaws as in effect on the Effective Date); (v) Employee’s right to receive an award for information provided to the Securities Exchange Commission.
Without limiting the scope of this Release in any way, Employee also certifies that this Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Employee has or may claim to have under the Federal Age Discrimination in Employment Act (“ADEA”), as amended by the OWBPA, which is set forth at 29 U.S.C. §§ 621, et seq. This Release does not govern any rights or claims that may arise under the ADEA after the date this Release is signed by Employee.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as an acceptance of its terms.

/s/ André Williams	Dated:	July 17, 2019
André Williams

ACKNOWLEDGED AND ACCEPTED:
ACTUANT CORPORATION

/s/ Fabrizio Rasetti	Dated:	July 17, 2019
By: Fabrizio Rasetti
Title: EVP, General Counsel & Secretary